Exhibit J

EXECUTION VERSION

THIS SHARE PURCHASE AGREEMENT, dated as of October 12, 2018 (this "Agreement"), by and among (i) Compañía Inmobiliaria de Inversiones SAGA SpA, a sociedad por acciones organized under the laws of Chile ("SAGA" or the "Seller"), and (ii) ITB Holding Brasil Participações Ltda., a sociedad limitada organized under the laws of Brazil ("ITB Brasil" or the "Purchaser").
RECITALS
WHEREAS, the Seller is the owner of 47,306,000 shares ("SAGA II Shares") issued by SAGA II SpA, a sociedad por acciones organized under the laws of Chile ("SAGA II") representing in the aggregate one-hundred percent (100%) of the equity interests in SAGA II;
WHEREAS, the Seller is the owner of 24,775,801 shares ("SAGA III Shares" and, together with SAGA II Shares, the "Shares") issued by SAGA III SpA, a sociedad por acciones organized under the laws of Chile ("SAGA III") representing in the aggregate one-hundred percent (100%) of the equity interests in SAGA III;
WHEREAS, SAGA II is the owner of 7,000,000,000 shares and SAGA III is the owner of 3,651,555,020 shares (collectively, the "IC Shares") of the Chilean Bank (as defined in the Shareholders Agreement, dated April 1, 2016, entered into by and among Itaú Unibanco Holding S.A., CG Banking, Corp Group Interhold SpA, Inversiones Gasa Limitada, Corp Group Holding Inversiones Limitada and SAGA (the "Shareholders Agreement"));
WHEREAS, on April 26, 2018 and May 29, 2018, the Seller exercised put options to sell the Shares to the Purchaser in accordance with Section 6.2 of the Shareholders Agreement; and
WHEREAS, the parties have obtained the requisite regulatory approvals for the sale and purchase of the Shares pursuant to such put option and the Seller desires to sell the Shares to the Purchaser and the Purchaser desires to purchase the Shares from the Seller, on the terms and conditions provided below.
NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
Section 1.1 Purchase and Sale of Shares.
(a) The Purchaser and the Seller hereby agree that at the Closing (as defined below), the Purchaser shall purchase, acquire and accept from the Seller, and the Seller shall sell, transfer, assign and deliver to the Purchaser, the Shares free and clear of any and all liens and encumbrances; provided, however, that payment of the Price (as defined below) shall be governed by Sections 1.1(c), 1.1(d) and 1.1(f).
(b) At the Closing, the Seller shall transfer the Shares to the Purchaser for which purposes it shall execute and deliver to the Purchaser, and the Purchaser shall execute and deliver to the Seller, instruments of transfer of the Shares, in the form attached as Exhibit A and Exhibit B hereto (the "Transfer Agreements" and, together with this Agreement, the "Transaction Agreements").
(c) At the Price Payment (as defined below), the Purchaser shall pay, as consideration for the Shares purchased hereunder and in accordance with the terms of Section 6.2(d) of the Shareholders Agreement, the aggregate amount of CLP$65,685,716,525.82 (the "Price"), which shall be allocated between the SAGA II Shares and the SAGA III Shares, as follows:
(i) as consideration for the purchase of the SAGA II Shares, the aggregate amount of CLP$41,824,916,420.00; and
(ii) as consideration for the purchase of the SAGA III Shares, the aggregate amount of CLP$23,860,800,105.82.
(d) Payment of the Price at the Price Payment shall be made in cash by wire transfer of immediately available funds, without withholding or deduction for or on account of any taxes (other than as required by applicable law), as described below:

(i) an amount in CLP$ equal to the sum of CLP$40,000,000,000.00, plus any interest and fees due and accrued as of the Price Payment Date (as defined below) in favor of Banco Santander – Chile ("Santander") in connection with the loan evidenced in the Promissory Note Number 420018503521 dated June 8, 2018, executed by the Seller, as debtor, to the order of Santander, shall be paid to the bank account number 72660510, opened at Santander in the name of the Seller;

(ii) an amount in CLP$ equal to the sum of CLP$11,000,000,000.00, plus any interest and fees due and accrued as of the Price Payment Date in favor of Banco Internacional in connection with the loan granted pursuant to the Contrato de Apertura de Crédito executed by public deed dated July 27, 2018 granted before Mr. Iván Torrealba Acevedo, Notary Public of Santiago, under Repertory Number 13,571-2018, by and between the Seller, as borrower, and Banco Internacional, as lender and evidenced in the Promissory Note dated July 27, 2018, executed by the Seller, as debtor, to the order of Banco Internacional, shall be paid to the bank account number 9027013, opened at Banco Internacional in the name of the Seller;

(iii) an amount in CLP$ equal to the sum of CLP$11,000,000,000.00, plus any interest and fees due and accrued as of the Price Payment Date in favor of Banco BTG Pactual Chile ("BTG") in connection with the loan evidenced in the Promissory Note dated July 30, 2018, executed by the Seller, as debtor, to the order of BTG, as amended through the allonge (hoja de prolongación) dated September 14, 2018 (the "BTG Allonge" and, together with the related promissory note, the "BTG Promissory Note"), shall be paid to the bank account number 210020046, opened at BTG in the name of the Seller; and

(iv) an amount in CLP$ equal to the difference, if any, between (y) CLP$41,824,916,420.00 and the aggregate total amount under clause (i) of this Section 1.1(d), shall be paid to the same account set forth in such clause (i), and (z) CLP$23,860,800,105.82 and the aggregate total amount under clauses (ii) and (iii), shall be paid to the same account set forth in clause (ii) of this Section 1.1(d);

        provided that, (i) under no circumstance, the Purchaser will be obliged to make payment of an aggregate total amount higher than CLP$65,685,716,525.82; and (ii) upon payment of the Price by the Purchaser, the Seller shall execute, by public deed granted before a Chilean Notary Public, a deed of cancelación de precio y finiquito, which will include an express waiver of the acción resolutoria.

(e) The transfer to, and acquisition of the Shares by the Purchaser through the implementation of the Shares' transfer transactions contemplated by Sections 1.1(a) and 1.1(b) (the "Closing") shall be held on the date of this Agreement at the offices of the Seller by 06:00 p.m., Santiago time.

(f) Subject to the satisfaction or waiver of the conditions set forth in Section 1.2, the payment of the Price pursuant to Sections 1.1(c) and 1.1(d) (the "Price Payment") shall be held on or before October 19, 2018 (the "Price Payment Date"); provided, however, that each of the Seller and the Purchaser hereby commits its best efforts to cause all such conditions precedent to be fulfilled on the second Business Day following the date of this Agreement so that the Price Payment occurs on such second Business Day.  For the purposes of this Agreement, Business Day means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Santiago (Chile) or São Paulo (Brazil).

Section 1.2 Price Payment.

(a) Conditions to Price Payment Obligation of the Purchaser.  The obligation of the Purchaser to pay the Price pursuant to Sections 1.1(c) and 1.1(d) is subject to the satisfaction, or waiver, if permissible, in writing by the Purchaser, prior to or at the Price Payment, of each of the following conditions; provided that, for purposes of this Section 1.2 all actions under this Section 1.2 will be deemed to occur simultaneously:

(i) The representations and warranties of the Seller contained in Article II shall be true and correct in all material respects as of the Price Payment Date as though made on and as of the Price Payment Date (except for representations and warranties that expressly speak as of a specific date, which representations and warranties shall be true as of such specific date);

(ii) The Seller shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Price Payment;

(iii)                No governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction, determination or other order that, in each case, restrains, enjoins or otherwise prohibits consummation of the Price payment actions or makes illegal their consummation;

(iv)              The Purchaser shall have received evidence satisfactory to it that each of Santander, Banco Internacional, BTG (collectively, the "Lenders"), the Seller, SAGA II and SAGA III has (1) executed, by public deed granted before a Chilean Notary Public, a full termination and settlement (terminación y finiquito) of the obligations of SAGA II and SAGA III as pledgors under the  pledge agreements listed in Schedule 2.3 hereto (the "IC Shares Pledge Agreements" and the pledges and prohibitions thereunder, the "IC Shares Pledges") and a full release (alzamiento y cancelación) of the IC Shares Pledges; (2) executed, by public deed granted before a Chilean Notary Public, a full termination and settlement (terminación y finiquito) of the obligations of SAGA III under the aval, fianza and codeuda solidaria granted by it under the BTG Allonge (each of the terminations, settlements and releases set forth in the foregoing clauses (1) and (2), a "Termination, Settlement and Release Agreement"); (3) delivered to SAGA II or SAGA III the original share certificates evidencing the IC Shares pledged to it by SAGA II or SAGA III, as applicable; and (4) delivered to SAGA III the original BTG Promissory Note duly stamped as paid in full; and

(v) The Seller shall have delivered to the Purchaser a signed certificate of a representative of the Seller, dated the Price Payment Date to the effect of the foregoing clauses (i), (ii) and (iii).

Section 1.3 Call Options.  (a) The Seller will be entitled to repurchase from the Purchaser (i) all or a portion of the SAGA II Shares, in accordance with the provisions of the Shareholders Agreement, including Sections 3.1(c) and 6.2(e)(i) thereof, at any time and from time to time until April 26, 2023, and (ii) all or a portion of the SAGA III Shares, in accordance with the provisions of the Shareholders Agreement, including Sections 3.1(c) and 6.2(e)(i) thereof, at any time and from time to time until May 29, 2023, at an aggregate purchase price calculated according to the formula below (the "Repurchase Price"); provided that, if the Seller elects to acquire less than all of the Shares, then the Parties will cooperate in good faith to effect the repurchase in an efficient manner consistent with the terms contemplated by Section 3.1(c) of the Shareholders Agreement (such that Seller and Purchaser do not have shared ownership in either SAGA II or SAGA III) to the extent necessary to transfer to the Seller the appropriate number of IC Shares indirectly acquired by the Purchaser pursuant to this Agreement but subject to the terms and conditions set forth in Section 6.2(e) of the Shareholders Agreement.

Where:
"K" means the Price.
"ICPt" means the Índice de Cámara Promedio at the date of the closing of the repurchase.
"ICP0" means the Índice de Cámara Promedio at the date of the Closing (i.e., October 12, 2018).
"X" means an annual spread of 1.44%.
"N" means the number of days between the Closing and the closing of the repurchase.
(b) For the avoidance of doubt, in case Seller decides to perform a partial exercise of the repurchase rights as per Section 6.2(e)(i) of the Shareholders Agreement, the Price shall be adjusted on a pro-rata basis according to the number of IC Shares being indirectly acquired by SAGA either through SAGA II, SAGA III or, if applicable, through any Newco (as defined in the Shareholders Agreement).
ARTICLE II
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER
The Seller hereby represents and warrants to the Purchaser that, as of the date of this Agreement and of the Price Payment Date:
Section 2.1 Authority.  The Seller is validly existing and in good standing under the laws of its jurisdiction of organization.  The Seller has all necessary power and authority to execute and deliver the Transaction Agreements, the Termination, Settlement and Release Agreements and to perform its obligations thereunder.  The execution and delivery of the Transaction Agreements and the Termination, Settlement and Release Agreements by the Seller and the performance by the Seller of its obligations hereunder have been duly and validly authorized by all required action on the part of the Seller.  Each of the Transaction Agreements and of the Termination, Settlement and Release Agreements has been duly executed and delivered by the Seller, and (assuming the due authorization, execution and delivery by the other parties thereto) constitutes a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 2.2 No Conflict.  The execution and the delivery of the Transaction Agreements and the Termination, Settlement and Release Agreements by the Seller and the performance by the Seller of its obligations thereunder will not (a) conflict with or result in a violation or breach of any applicable law to which the Seller is subject, (b) conflict with, result in any violation or breach of, or result in a default under (with or without notice or lapse of time, or both) any provision of, the charter, bylaws or similar organizational documents of the Seller, or (c) require the consent, notice or other action by any person under conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, any material contract to which such Seller is a party.
Section 2.3 Ownership of Shares.  The Seller is the holder of record and beneficially owns the Shares, has good and valid title to such Shares free and clear of any and all liens and encumbrances and has the sole right to transfer such Shares pursuant to the terms of the Transaction Agreements. The Shares have been fully paid as stated in the Shareholders Registry of SAGA II and SAGA III, represent all of the issued and outstanding share capital of SAGA II and SAGA III and there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating SAGA II or SAGA III to issue, transfer, sell, purchase, redeem or otherwise acquire, any securities. SAGA II is the holder of record and beneficially owns 7,000,000,000 IC Shares, which as of the date hereof are free and clear from any and all liens and encumbrances, other than the Shareholders Agreement and the IC Shares Pledge Agreements listed in Part A of Schedule 2.3 hereto, and on the Price Payment Date (and prior to the Price Payment) will be free and clear from any and all liens and encumbrances, other than the Shareholders Agreement.  SAGA III is the holder of record and beneficially owns 3,651,555,020 IC Shares, which as of the date hereof are free and clear from any and all liens and encumbrances, other than the Shareholders Agreement and the IC Shares Pledge Agreements listed in Part B of Schedule 2.3 hereto, and on the Price Payment Date (and prior to the Price Payment) will be free and clear from any and all liens and encumbrances, other than the Shareholders Agreement. Other than (a) their ownership of the relevant IC Shares, and (b) the guaranty granted by SAGA III under the BTG Allonge, SAGA II and SAGA III have never held any other assets, have never had or been subject to any obligations or liabilities and has never engaged in any activities or conducted any other business since its formation.
Section 2.4  Capital Increases.  Seller has subscribed and paid in full the capital increases of SAGA II and SAGA III, and excerpts of the public deeds containing the minutes of the shareholders meeting at which such capital increases were approved, SAGA II's capital increase has been registered at page 77007, number 39397 of the Registry of Commerce of Santiago, corresponding to the year 2018 and published in the Chilean Official Gazette on October 11, 2018, and SAGA III's capital increase has been registered at page 77223, number 39491 of the Registry of Commerce of Santiago, corresponding to the year 2018 and published in the Chilean Official Gazette on October 11, 2018.  Such capital increases amount to CLP$47,305,000,000.00, in the case of SAGA II, and CLP$24,775,801,000.00, in the case of SAGA III, and were agreed at the shareholder meeting of SAGA II held on September 20, 2018, which minutes were filed as public deed with Mr. Iván Torrealba Acevedo, notary public of Santiago, on October 8, 2018 under Repertory Nº 17,703-2018, rectified by public deed dated October 11, 2018, granted before such same notary public under Repertory Nº 17,945-2018, and, in the case of SAGA III, were agreed at the shareholder meeting of SAGA III held on September 25, 2018, which minutes were filed as public deed with Mr. Iván Torrealba Acevedo, notary public of Santiago, on October 8, 2018 under Repertory Nº 17,704-2018, rectified by public deed dated October 11, 2018, granted before such same notary public under Repertory Nº 17,946-2018.
Section 2.5 Price Payment.  As of the Price Payment Date (and prior to Closing), the Seller and CorpGroup Banking S.A. ("CGB") shall have complied in full with all the provisions set forth under the Mandato de Cobro and the agreements and documents related to the financing granted to the Seller by the Lenders and guaranteed by the IC Shares Pledges and by the guaranty granted by SAGA III under the BTG Allonge, in order for the Lenders to execute the Termination, Settlement and Release Agreements and to receive the payment of the Price.

ARTICLE III
REPRESENTATION, WARRANTIES AND CONVENANTS OR PURCHASER
The Purchaser hereby represents and warrants to the Seller that, as of the date of this Agreement and of the Price Payment Date:
Section 3.1 Authorization.  The Purchaser is validly existing and in good standing under the laws of its jurisdiction of organization.  The Purchaser has full corporate power and authority to execute and deliver the Transaction Agreements and to perform its obligations thereunder.  The execution and delivery of the Transaction Agreements by the Purchaser and the performance by the Purchaser of its obligations thereunder have been duly and validly authorized by all required action on the part of the Purchaser.  Each of the Transaction Agreements has been duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Seller) constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 3.2 No Conflict.  The execution and the delivery of the Transaction Agreements by the Purchaser and the performance by the Purchaser of its obligations thereunder will not (a) conflict with or result in a violation or breach of any applicable law to which the Purchaser is subject, (b) conflict with, result in any violation or breach of, or result in a default under (with or without notice or lapse of time, or both) any provision of, the charter, bylaws or similar organizational documents of the Purchaser, or (c) require the consent, notice or other action by any person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, any material contract to which the Purchaser is a party.
Section 3.3  Investment Intent.  (a) The Purchaser is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Shares.  The

Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without qualification under applicable securities laws, except pursuant to an exemption from such qualification available under such securities laws.
(b) After the date hereof and until the earlier of the exercise of the call option on the SAGA II Shares or April 26, 2023, SAGA II or any Newco (as defined in the Shareholders Agreement) holding the IC Shares originally held by SAGA II and subject to the repurchase right will not engage in any businesses or activities (other than holding the IC Shares originally held by SAGA II, exercising any rights or complying with any obligations in connection therewith and engaging in any and all other businesses or activities directly or indirectly related to the ordinary administration of SAGA II) that could create an obligation or liability that may persist after the potential repurchase of the SAGA II Shares by the Seller, pursuant to the provisions of Section 1.3 above. Likewise, after the date hereof and until the earlier of the exercise of the call option on the SAGA III Shares or May 29, 2023, SAGA III or any Newco (as defined in the Shareholders Agreement) holding the IC Shares originally held by SAGA III and subject to the repurchase right and originally held by SAGA III will not engage in any businesses or activities (other than holding the IC Shares originally held by SAGA III, exercising any rights or complying with any obligations in connection therewith and engaging in any and all other businesses or activities directly or indirectly related to the ordinary administration of SAGA III) that could create an obligation or liability that may persist after the potential repurchase of the SAGA III Shares by the Seller, pursuant to the provisions of Section 1.3 above. Moreover, in case the Seller opts to repurchase Shares pursuant to Section 1.3 above, when exercising such right, the Purchaser shall represent and warrant to SAGA, that either SAGA II or SAGA III, as the case may be, does not hold any other assets other than IC Shares, and that SAGA II or SAGA III, as the case may be is not, and will not be subject to any obligations or liabilities, except for obligations or liabilities directly attributable to SAGA; provided, that if the repurchase is effected in a manner contemplated by the proviso set forth in Section 1.3, the Purchaser shall instead make the foregoing representation and warranty with respect to any Newco (as defined in the Shareholders Agreement) holding the applicable IC Shares. The Parties acknowledge and agree that the number of IC Shares held by SAGA II and SAGA III may vary as a result of stock splits or reverse-splits and the price per IC Share shall appropriately and proportionately adjusted to reflect any such change in capitalization for purposes of calculation of the price applicable to such repurchase right (without affecting the total repurchase price) as per Section 1.3 above.
ARTICLE IV

INDEMNITY
Section 4.1 Indemnification by Seller.   From and after the Closing, Seller hereby agrees to indemnify and hold the Purchaser and each of its Affiliates harmless from any and all damages, losses, liabilities, costs or expenses (including reasonable attorneys' fees) ("Losses") incurred by the Purchaser or any of its Affiliates arising out of (a) any breach or inaccuracy of any of the representations or warranties made by the Seller in Article II and/or (b) any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, arising out of or relating to the ownership or operation of each of SAGA II and SAGA III prior to the Closing.
Section 4.2 Indemnification by Purchaser.   From and after the Closing, the Purchaser hereby agrees to indemnify and hold Seller and all of its Affiliates harmless from any and all Losses incurred by the Seller or any of its Affiliates arising out of (a) any breach or inaccuracy of any of the representations or warranties made by the Purchaser in Article III and/or (b) in the event the repurchase right set forth in Section 1.3 above is exercised, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, arising out of or relating to the ownership or operations of SAGA II or SAGA III, as the case may be, between the Closing and the closing of such repurchase right; provided, that if the repurchase is effected in a manner contemplated by the proviso set forth in Section 1.3, the Purchaser shall instead make the foregoing indemnity with respect to any Newco (as defined in the Shareholders Agreement) holding the applicable IC Shares.
Section 4.3 Survival.  The representations and warranties in this Agreement shall survive the Closing indefinitely and any covenant set forth in this Agreement shall survive the Closing in accordance with its terms.
ARTICLE V
MISCELLANEOUS
Section 5.1 Choice of Law.  This Agreement and the transactions contemplated hereby and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts or choice of law provisions thereof or of any other jurisdiction that would give rise to the application of the domestic substantive law of any other jurisdiction.
Section 5.2 Headings.  The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.
Section 5.3 Waiver and Amendment.  This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by each party.  Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 5.4  Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument binding upon all of the parties, notwithstanding the fact that all of the parties are not signatory to the original or the same counterpart.  For purposes of this Agreement, facsimile or .pdf copies of signature pages shall be deemed originals.

Section 5.5 Specific Performance.  The parties agree that, if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. In furtherance, the parties hereto expressly agree that in the event the conditions set forth in Section 1.2 are not fulfilled by the Seller or on behalf of the Seller or waived by the Purchaser, the Purchaser will not be under the obligation to make the payment of the Price and the parties shall proceed to execute such agreements and documents that are necessary in order for the Purchaser to resell and transfer the Shares to the Seller; provided, however, that such release and transfer shall only occur on or after November 16, 2018.
Section 5.6 Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
Section 5.7 Further Assurances.  From and after the Closing, each of the parties shall use their commercially reasonable efforts to execute, deliver or furnish or cause to be executed, delivered or furnished, such additional documents and other papers and to take or cause to be taken such further actions as may reasonably be necessary, proper or advisable to make effective the transactions contemplated hereby and to carry out the provisions hereof.
Section 5.8 Notices.   All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile or email transmission if sent during normal business hours of the recipient, or, if not, then on the next Business Day; provided that, a copy of such notice is also sent via internationally recognized overnight courier, specifying next day delivery, with written verification of receipt; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to such party's address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision.
SAGA:
                  Rosario Norte 660, Las Condes
                  Santiago, Chile
Fax Number: (56-2) 2660-6021
E-mail: pde@corpgroup.cl
Attention: María Pilar Dañobeitía

Copy to counsel (which shall not constitute notice):
Rosario Norte 660, Las Condes
Santiago, Chile
Fax Number: (56-2) 2660-6021
E-mail: andres.winter@corpgroup.cl
Attention: Andrés Winter S.

ITB Brasil:           Praça Alfredo Egydio de Souza Aranha, 100
04344-902, São Paulo/SP, Brazil
Fax Number: +55 11 5019-1114
E-mail: fernando.chagas@itau-unibanco.com.br
Attention: Fernando Della Torre Chagas

Copy to counsel (which shall not constitute notice):
                  Praça Alfredo Egydio de Souza Aranha, 100
Torre Conceição, 1º andar
04344-902, São Paulo/SP, Brazil
Fax Number: +55 11 5019 1624
E-mail: alvaro.rodrigues@itau-unibanco.com.br
Attention: Álvaro F. Rizzi Rodrigues
Section 5.9 Dispute Resolution.
(a) Each of the parties irrevocably agrees that all disputes, controversies or claims arising out of or in connection with this Agreement shall be finally settled by international arbitration under the Rules of Arbitration of the International Chamber of Commerce (the "ICC Rules") by three (3) arbitrators. Within thirty (30) days of receiving notice of any dispute, controversy or claim arising out of or in connection with this Agreement, each of the parties irrevocably agrees that they shall in good faith attempt to agree on arbitrators who are qualified in New York Law. In the event the parties cannot agree on arbitrators within such thirty (30) day period, then the arbitrators shall be appointed in accordance with the ICC Rules. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitral award will be final and binding on the parties, not subject to appeal, and enforceable in accordance with its terms. The parties agree that by submitting the dispute, controversy or claim to arbitration under the ICC Rules, the parties undertake to implement any final award rendered by the arbitral tribunal without delay and that the prevailing party shall be entitled to have the final award enforced in any applicable court. The arbitration costs will be borne by the losing party (or parties) or such other party (or parties) as designated by the arbitrator or arbitral panel (as applicable). In case it is necessary for one (1) or more parties to the dispute to enforce the arbitral award through any type of court proceedings, the other party (or parties) to the dispute will bear all reasonable costs, expenses and attorney fees including any extra court fees or arbitration fees.
(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.9(B).
Section 5.10 Expenses.   Each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement.
Section 5.11 Confidentiality.   In performing their obligations under this Agreement, the parties hereto may have access to and receive certain confidential information about or proprietary information of the other parties hereto (the "Confidential Information"). Except as otherwise expressly permitted in this Agreement, any party hereto receiving Confidential Information (a "Receiving Party") shall maintain the confidentiality of such Confidential Information that is disclosed to it by or on behalf of another party hereto (a "Disclosing Party") and shall not, without the prior written consent of the relevant Disclosing Party, disclose or permit any other person access to such Disclosing Party's Confidential Information or use the Confidential Information except as expressly provided in this Agreement. In connection with actions taken by a Receiving Party in performing its obligations under this Agreement or exercising any rights it may have under this Agreement, a Receiving Party may disclose to its representatives any Confidential Information that is reasonably necessary for such representatives to assist such Receiving Party in connection with this Agreement and related matters. A Receiving Party shall be responsible for its representatives maintaining the confidentiality of the Confidential Information and any breaches of this Section 5.11 by its representatives. "Confidential Information" shall not include, and the provisions of this Section 5.11 shall not apply to, any information that: (i) at the time of disclosure is generally available to the public (other than as a result of a disclosure directly or indirectly by a party hereto in violation of this Section 5.11); (ii) is or becomes available to a party on a non-confidential basis from a source other than a Disclosing Party; provided that, to such party's knowledge, such source was not prohibited from disclosing such information to such party by a legal, contractual or fiduciary obligation of confidentiality or secrecy owed to a Disclosing Party; or (iii) a party can establish is already in its possession; provided that, such information is not subject to a legal, contractual or fiduciary obligation of confidentiality or secrecy owed to a Disclosing Party.
Section 5.12  Public Announcements.   None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement, or otherwise communicate with any news media, in respect of the Transaction Agreements or the transactions contemplated hereby unless otherwise mutually agreed by the parties hereto, unless such press release or public announcement is otherwise required by applicable law or the rules of any stock exchange, in which case, the parties to this Agreement shall, to the extent practicable and legally permissible, consult with each other as to the timing and contents of any such press release, public announcement or communication.
Section 5.13 Entire Agreement.  Except as otherwise expressly set forth herein, the Transaction Agreements and the Shareholders Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Notwithstanding anything to the contrary set forth herein (except for the calculation of the repurchase price set forth in Section 1.3 above), in the event of any conflict between this Agreement and the Shareholders Agreement, the Shareholders Agreement shall govern.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.
COMPAÑÍA INMOBILIARIA DE INVERSIONES SAGA SPA
By: /s/ María Pilar Dañobeitía
Name: María Pilar Dañobeitía
Title: Representative

ITB HOLDING BRASIL PARTICIPAÇÕES LTDA.

By: /s/ Cristóbal Eyzaguirre
Name: Cristóbal Eyzaguirre
Title: Representative

By: /s/ Luisa Nuñes
Name: Luisa Nuñes
Title: Representative

Exhibit A
to the Share Purchase Agreement

Exhibit B
to the Share Purchase Agreement

Schedule 2.3
to the Share Purchase Agreement

IC Shares Pledge Agreements
Part A
1. The Contrato de Prenda sobre Acciones, executed by public deed dated 26 September 2018 granted before Mr. Iván Torrealba Acevedo, Notary Public of Santiago, under Repertory Number 17,035-2018.

Part B
1. The Contrato de Prenda sobre Valores Mobiliarios, executed by public deed dated 27 September 2018 granted before Mr. Iván Torrealba Acevedo, Notary Public of Santiago, under Repertory Number 17,184-2018; and
2. The Contrato de Prenda sin Desplazamiento y Prenda Comercial, executed by public deed dated 28 September 2018 granted before Mr. Eduardo Javier Diez Morello, Notary Public of Santiago, under Repertory Number 18,912-2018.